Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, $0.001 par value	2,239,474	$22	$49,268,428	$7,543.00

(1)

Represents only the additional number of shares being registered, including 292,106 additional shares that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-284382).

(2)

Calculated in accordance with Rule 457(a) of the Securities Act of 1933 , as amended, based on the proposed maximum aggregate offering price. The Registrant previously registered securities on the Prior Registration Statement having a proposed maximum aggregate offering price of $484,210,520, which was declared effective by the Securities and Exchange Commission on February 12, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $49,268,428 is hereby registered, which includes shares that the underwriters have the option to purchase.